Exhibit 99.1

Kraton Corporation Announces Fourth Quarter and Full Year 2016 Results
HOUSTON, February 27, 2017 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, announces financial results for the quarter and year ended December 31, 2016.
2016 FOURTH QUARTER AND FULL YEAR SUMMARY

•	Exceeded the previously announced target for integration synergies, delivering $37 million of the $65 million total synergies expected by 2018.

•	Delivered an incremental $12 million of cost reductions in the Polymer segment, for an aggregate $31 million as part of our previously announced $70 million cost reset initiatives.

•	Reduced net debt by $118 million, excluding the borrowings of our KFPC joint venture.

•	Completed construction of the new HSBC facility in Taiwan in the fourth quarter of 2016.

•	Net income was $107 million, or $3.43 per diluted share, for the year ended December 31, 2016.

•	Adjusted diluted earnings per share (non-GAAP) was $2.36 for the year ended December 31, 2016, an increase of 17% compared to 2015.

•	Generated Adjusted EBITDA (non-GAAP) of $354 million and expanded Adjusted EBITDA margin (non-GAAP) by more than 400 basis points to 20.3% for 2016.

•	The fourth quarter Adjusted EBITDA was below our expectations, primarily due to continued margin and volume pressure for our adhesive products and lower margins for SBS polymer grades.

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenue	$415,389	$248,277	$1,744,104	$1,034,626
Polymer segment operating income	$17,955	$4,109	$77,891	$18,231
Chemical segment operating income	$17,466	—	$58,360	—
Net income (loss) attributable to Kraton	$(3,740)	$(3,961)	$107,308	$(10,535)
Adjusted EBITDA (non-GAAP)(1)	$77,221	$50,044	$354,132	$166,817
Adjusted EBITDA margin (non-GAAP)(1)	18.6%	20.2%	20.3%	16.1%
Diluted earnings (loss) per share	$(0.12)	$(0.13)	$3.43	$(0.34)
Adjusted diluted earnings per share (non-GAAP)(1)	$0.29	$0.74	$2.36	$2.02
_______________________________________

(1)
See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.

“With the acquisition of Arizona Chemical in early January, 2016 was truly a transformational year for Kraton. We more than doubled our Adjusted EBITDA in 2016, leveraging Kraton’s solid market positions and a global reach that is second to none, while flawlessly executing on synergy capture and cost reset initiatives, and exceeding our planned cost reductions on both fronts. As a result, despite headwinds in certain of our markets, Kraton generated an Adjusted EBITDA margin of more than 20%, Adjusted EPS increased 17% to $2.36 per diluted share, and we met our year one debt reduction target. We achieved another important milestone in 2016, specifically the fourth quarter completion and startup of our HSBC plant in Mailiao, Taiwan, a project that was delivered significantly below our initial cost estimate. Exceptional progress was made on strategically important capital projects in Brazil and France, which are key toward achieving our cost reset initiatives. I remain highly confident that we will achieve, at a minimum, $135 million of aggregate cost reductions associated with our cost reset and synergy capture initiatives by year end 2018,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
“Looking to our segment performance, Polymer segment Adjusted EBITDA of $183 million was up nearly 10% compared to $167 million in 2015. Although increases in butadiene prices led to weaker than expected margins for SBS product grades in our Polymer segment in the fourth quarter 2016, the segment delivered strong overall results for the year. Polymer sales volume was up nearly 6% compared to the prior year, with Cariflex volume up 19%, Specialty Polymers volume up 11% (proforma for the 2016 sale of compounding assets), and Performance Products volume up over 4%. In addition, we continued to deliver on our portfolio shift strategy in 2016, with 61% of Polymer segment revenue represented by differentiated product grades, compared to 58% in 2015,” said Fogarty.

“Our Chemical segment delivered Adjusted EBITDA of $171 million in 2016, with a healthy margin of 24%. These results were below our expectations, indicative that our original acquisition thesis, specifically that 2015 was a cycle low, was not the case. Pressure on the Adhesives business, including the headwind associated with low-cost C5 hydrocarbon alternatives, coupled with excess supply of TOFA and TOR and associated lower substitute material pricing, adversely impacted margins in our Chemical Intermediates business. These factors were the largest contributors to the shortfall in our performance relative to our earnings guidance for both the full year, and more critically for the second half on 2016,” said Fogarty. “For our Chemical Intermediates business, 2017 is opening up with a much different market dynamic. Given upward trends in crude oil pricing, improving demand for oil-field chemicals, where TOFA fills a market use, increasing price trends for vegetable oil substitute products, and Kraton-specific demand momentum we have created through numerous actions initiated in 2016, our demand outlook for TOFA and for many of the related derivatives we produce and sell is improving,” added Fogarty.
“We remain very optimistic about the future of Kraton. We are a clear global leader in both of our operating segments. We have dedicated, capable teams, and we are focused on actions to drive future profitable growth. Our cash flow profile remains compelling, allowing for significant debt reduction. New facilities and processes in our Polymer segment including our recently completed HSBC plant in Taiwan, direct production of Cariflex in Brazil, and expanded USBC capacity in France, where our feedstock cost is the lowest in the world, will substantially improve our core production capabilities. For our Chemical segment, we believe 2017 should present a better basis on which we intend to extend our global presence and leverage our strategic raw material supply and manufacturing leadership.”
Status of Synergies, Operational Improvement, and Cost Reduction Initiatives
We previously announced synergies and operational improvement initiatives associated with the Arizona Chemical Acquisition and a cost reduction initiative targeted at lowering costs in our Polymer segment. Following is a summary of the status of these initiatives:

	Years Ended December 31,
	2016	2015	Incremental '15 to '16	Incremental '14 to '15	Cumulative
	(In thousands)
G&A synergies	$17,663	$—	$17,663	$—	$17,663
Operational improvements	19,223	—	19,223	—	19,223
Cost reduction	31,338	19,388	11,950	19,388	31,338
	$68,224	$19,388	$48,836	$19,388	$68,224

Polymer Segment

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue	(In thousands)
Performance Products	$109,867	$119,726	$513,081	$540,615
Specialty Polymers	84,134	87,607	340,330	350,689
CariflexTM	44,470	40,835	170,983	142,904
Other	136	109	343	418
	$238,607	$248,277	$1,024,737	$1,034,626

Operating income	$17,955	$4,109	$77,891	$18,231
Adjusted EBITDA (non-GAAP)(1)	$42,064	$50,044	$183,087	$166,817
____________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.
Q4 2016 VERSUS Q4 2015 RESULTS
Revenue for the Polymer segment was $238.6 million for the three months ended December 31, 2016 compared to $248.3 million for the three months ended December 31, 2015. The decrease was due to lower average selling prices amounting to $11.8 million, primarily driven by overall portfolio mix and lower prices for certain SIS product grades, partially offset by a $1.0 million foreign exchange benefit. Sales volume was 73.4 kilotons for the three months ended December 31, 2016, a decrease of 1.6 kilotons or 2.1%.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $44.5 million for the three months ended December 31, 2016 compared to $40.8 million for the three months ended December 31, 2015. The increase of $3.6 million was attributable to an 8.3% increase in sales volume, primarily into surgical glove applications, and changes in foreign currency exchange rates amounting to $1.2 million.

•
Specialty Polymers revenue was $84.1 million for the three months ended December 31, 2016 compared to $87.6 million for the three months ended December 31, 2015, a decline of $3.5 million. The revenue decline was attributable to lower average selling prices resulting from product mix, partially offset by a 6.0% increase in sales volumes.

•
Performance Products revenue was $109.9 million for the three months ended December 31, 2016 compared to $119.7 million for the three months ended December 31, 2015. The $9.9 million decline was due to a 6.0% decrease in sales volume and lower average selling prices for certain SIS product grades reflective of global over capacity for SIS. The decrease in sales volume was primarily driven by lower sales into European paving and roofing applications and lower sales of SIS product grades into packaging and industrial adhesive applications.

For the three months ended December 31, 2016, the Polymer segment operating income was $18.0 million compared to $4.1 million for the three months ended December 31, 2015.
For the three months ended December 31, 2016, the Polymer segment generated $42.1 million of Adjusted EBITDA (non-GAAP) compared to $50.0 million for the three months ended December 31, 2015, a decrease of $8.0 million or 15.9%. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

FY 2016 VERSUS FY 2015 RESULTS
Revenue for the Polymer segment was $1,024.7 million for the year ended December 31, 2016 compared to $1,034.6 million for the year ended December 31, 2015. Lower average selling prices amounting to $88.3 million, primarily driven by portfolio mix, lower average raw material costs, and lower prices for certain SIS product grades, were offset by an increase of $75.5 million due to higher sales volume and changes in foreign currency exchange rates of $2.9 million. Sales volume was 324.2 kilotons for the year ended December 31, 2016, an increase of 17.7 kilotons or 5.8%.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $171.0 million for the year ended December 31, 2016 compared to $142.9 million for the year ended December 31, 2015. The increase of $28.1 million was attributable to a 19.3% increase in sales volumes, primarily due to higher sales into surgical glove applications, and changes in foreign currency of $5.3 million, partially offset by a $5.1 million decrease attributable to lower average selling prices resulting from lower raw material costs.

•
Specialty Polymers revenue was $340.3 million for the year ended December 31, 2016 compared to $350.7 million for the year ended December 31, 2015, a decrease of $10.4 million. Excluding the $9.9 million effect of the sale of our BCU, revenue was essentially unchanged. Revenue associated with a 6.9% increase in sales volume (10.5% proforma for the sale of compounding assets) primarily into automotive and consumer applications, was essentially offset by the impact of lower average selling prices associated with product mix and to a lesser extent lower raw material cost. Changes in currency exchange rates had a $1.5 million negative effect on revenue.

•
Performance Products revenue was $513.1 million for the year ended December 31, 2016 compared to $540.6 million for the year ended December 31, 2015. The $27.5 million decline was primarily driven by a lower average selling prices of $50.7 million, resulting from lower prices for certain SIS product grades, product mix, and raw material costs, partially offset by a 4.3% increase in sales volume. The increase in sales volumes was primarily driven by paving, roofing, and personal care applications, partially offset by lower sales of SIS product grades into packaging and industrial adhesive applications. Changes in foreign currency exchange rates had a $0.8 million negative effect on revenue.

For the year ended December 31, 2016, the Polymer segment operating income was $77.9 million compared to $18.2 million for the year ended December 31, 2015.
For the year ended December 31, 2016, the Polymer segment generated $183.1 million of Adjusted EBITDA (non-GAAP) compared to $166.8 million for the year ended December 31, 2015, an increase of $16.3 million or 9.8%. The effect of currency fluctuations negatively impacted Adjusted EBITDA (non-GAAP) by $6.5 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
Chemical Segment
The results for the Chemical segment are included in the consolidated financial statements for the period January 6, 2016 to December 31, 2016. The 2015 amounts have been derived from the Arizona Chemical historical operating results and are being included for comparative purposes only.

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	For the period January 6, 2016 through December 31, 2016	Year Ended December 31, 2015
Revenue	(In thousands)
Adhesives	$59,507	$61,682	$246,411	$266,931
Roads and construction	8,092	9,531	48,938	51,395
Tires	12,241	9,947	42,478	42,005
Chemical intermediates	96,943	105,194	381,540	446,986
	$176,783	$186,354	$719,367	$807,317
Q4 2016 VERSUS Q4 2015 RESULTS
Revenue for the Chemical segment was $176.8 million for the three months ended December 31, 2016 compared to $186.4 million for the three months ended December 31, 2015, a decline of $9.6 million or 5.1%. Sales volume was 103.5 kilotons for the three months ended December 31, 2016 compared to 99.5 kilotons for the three months ended December 31, 2015, an increase of 4.0 kilotons or 4.0%.

With respect to revenue for the Chemical segment product groups:

•
Adhesives revenue was $59.5 million for the three months ended December 31, 2016 compared to $61.7 million for the three months ended December 31, 2015, a decrease of $2.2 million or 3.5%, largely due to lower average selling prices due to the availability of low cost hydrocarbon C5 based alternatives, which has resulted in price pressures, partially offset by higher sales volume of 5.3%.

•
Roads and Construction revenue was $8.1 million for the three months ended December 31, 2016 compared to $9.5 million for the three months ended December 31, 2015, a decline of $1.4 million or 15.1%, primarily attributable to lower average selling prices, partially offset by higher sales volume of 6.3%.

•
Tires revenue was $12.2 million for the three months ended December 31, 2016, compared to $9.9 million for the three months ended December 31, 2015, an increase of $2.3 million, or 23.1%, due to higher average selling prices and a 6.8% increase in sales volume.

•
Chemical Intermediates revenue was $96.9 million for the three months ended December 31, 2016 compared to $105.2 million for the three months ended December 31, 2015, a decline of $8.3 million, or 7.8%. The revenue decline reflects lower average selling prices, driven by excess supply of tall oil fatty acids ("TOFA") and tall oil rosin ("TOR"), partially offset by a 3.2% increase in sales volume.

For the three months ended December 31, 2016, the Chemical segment operating income was $17.5 million.
For the three months ended December 31, 2016, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $35.2 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2016 VERSUS FY 2015 RESULTS
Revenue for the Chemical segment was $719.4 million from the date of the Arizona Chemical Acquisition to December 31, 2016 compared to $807.3 million for the year ended December 31, 2015, a decrease of $88.0 million or 10.9%. Sales volume was 411.5 kilotons for the year ended December 31, 2016 compared to 414.9 kilotons for the year ended December 31, 2015, a decrease of 3.4 kilotons or 0.8%.
With respect to revenue for the Chemical segment product groups:

•
Adhesives revenue was $246.4 million from the date of the Arizona Chemical Acquisition to December 31, 2016 compared to $266.9 million for the year ended December 31, 2015, a decrease of $20.5 million or 7.7%, largely due to lower average selling prices and to a lesser extent lower sales volume of 1.1%. The availability of low cost hydrocarbon C5 based alternatives resulted in price pressures in adhesive markets.

•
Roads and Construction revenue was $48.9 million from the date of the Arizona Chemical Acquisition to December 31, 2016 compared to $51.4 million for the year ended December 31, 2015, a decline of $2.5 million or 4.8%, primarily attributable to lower average selling prices, which were partially offset by a 5.0% increase in sales volume.

•	Tires revenue was $42.5 million, compared to $42.0 million for the year ended December 31, 2015.

•
Chemical Intermediates revenue was $381.5 million from the date of the Arizona Chemical Acquisition to December 31, 2016 compared to $447.0 million for the year ended December 31, 2015, a decrease of $65.4 million or 14.6%. The revenue decline reflects lower average selling prices, driven by excess supply of TOFA, TOR, and lower substitute material pricing, and to a lesser extent, a 1.3% decrease in sales volume.

From the date of the Arizona Chemical Acquisition to December 31, 2016, the Chemical segment operating income was $58.4 million.
From the date of the Arizona Chemical Acquisition to December 31, 2016, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $171.0 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
Since the date of the Arizona Chemical Acquisition (excluding borrowings under the KFPC Loan Agreement) we reduced indebtedness by approximately $108 million, while increasing cash on hand (excluding KFPC cash) by approximately $10 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	As of December 31, 2016	As of January 6, 2016
	(In thousands)
Term Loan	$1,278,000	$1,350,000
10.5% Senior Notes	440,000	440,000
ABL	—	37,075
Capital lease	3,042	1,634
Kraton debt	1,721,042	1,828,709
Kraton cash	107,599	97,400
Kraton net debt (non-GAAP)	1,613,443	1,731,309

KFPC(1) loan	115,854	76,912
KFPC(1) cash	14,150	9,315
KFPC(1) net debt (non-GAAP)	101,704	67,597

Consolidated net debt (non-GAAP)	$1,715,147	$1,798,906
____________________________________________________

(1)	Represents the debt of Kraton Formosa Polymers Corporation (KFPC) located in Mailiao, Taiwan, a 50% investment in a joint venture, which we consolidate.

OUTLOOK
As noted in the discussion of our 2016 results, we faced market headwinds in our adhesive and Chemical Intermediates businesses, particularly in the second half of 2016. In addition, we continue to see significant price increases for raw materials in our Polymer segment. In response, we are implementing price increases to mitigate the impact on Polymer segment unit margins. While we do not expect the magnitude of recent raw material price increases to have an adverse impact on demand, the volatility and uncertain outlook for raw material prices makes it difficult to predict the aggregate impact on our Polymer segment margins for the balance of the year.
These overall market dynamics impacting both our Polymer and Chemical segments had a greater impact in the second half of 2016, in which Adjusted EBITDA was $168 million, approximately $20 million lower than the first half of 2016. Given that we do not expect these market conditions to improve significantly in 2017, we currently believe an annualized view of the second half 2016, or approximately $335 million of Adjusted EBITDA, is the base line for 2017 Adjusted EBITDA. Accretive to this base line are the incremental synergies and cost reset initiatives, which are targeted to provide approximately $40 million of year-on-year Adjusted EBITDA growth, of which 40% is expected to be realized in the first half of 2017. Taking these benefits into account as well as the negative effects of inflation and currency, we estimate our 2017 Adjusted EBITDA will be approximately $350 million.
Based upon current market conditions, we currently expect first quarter 2017 Adjusted EBITDA to be $60-$65 million.
We currently expect to reduce net indebtedness by an additional $100-$150 million in 2017. From the date of the Arizona Chemical Acquisition in January 2016, we believe our goal of an aggregate $500 million reduction in debt will be achieved in 2019.
We currently estimate that our results in the first quarter 2017 will reflect a positive spread between FIFO and ECRC of approximately $30 million.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and acquisition costs and costs associated with dispositions, business exits, and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both U.S. GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. For each reporting segment, EBITDA represents operating income before depreciations and amortization, disposition and exit of business activities and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, as applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC’s cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton’s net debt excluding KFPC is useful because KFPC has its own capital structure.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Tuesday, February 28, 2017 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2016 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 28, 2017 through 1:59 a.m. (Eastern Time) on March 15, 2017. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-337-5635 and International callers dial 402-220-9654.
ABOUT KRATON
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable sources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our guidance for Adjusted EBITDA, the positive spread between FIFO and ECRC, base line Adjusted EBITDA, incremental synergies and cost reset initiatives, and debt reduction.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenue	$415,389	$248,277	$1,744,104	$1,034,626
Cost of goods sold	297,335	181,428	1,265,079	805,970
Gross profit	118,054	66,849	479,025	228,656
Operating expenses:
Research and development	9,108	7,679	39,491	31,024
Selling, general, and administrative	41,780	39,820	177,625	117,308
Depreciation and amortization	31,745	15,241	125,658	62,093
Operating income	35,421	4,109	136,251	18,231
Disposition and exit of business activities	(11,585)	—	28,416	—
Loss on extinguishment of debt	—	—	(13,423)	—
Earnings of unconsolidated joint venture	120	133	394	406
Interest expense, net	(37,502)	(6,248)	(138,952)	(24,223)
Income (loss) before income taxes	(13,546)	(2,006)	12,686	(5,586)
Income tax benefit (expense)	8,930	(2,808)	91,954	(6,943)
Consolidated net income (loss)	(4,616)	(4,814)	104,640	(12,529)
Net loss attributable to noncontrolling interest	876	853	2,668	1,994
Net income (loss) attributable to Kraton	$(3,740)	$(3,961)	$107,308	$(10,535)
Earnings (loss) per common share:
Basic	$(0.12)	$(0.13)	$3.48	$(0.34)
Diluted	$(0.12)	$(0.13)	$3.43	$(0.34)
Weighted average common shares outstanding:
Basic	30,306	29,969	30,180	30,574
Diluted	30,306	29,969	30,621	30,574

KRATON CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$121,749	$70,049
Receivables, net of allowances of $814 and $244	200,860	105,089
Inventories of products	327,996	264,107
Inventories of materials and supplies	22,392	12,138
Prepaid expense	35,851	6,740
Other current assets	37,658	23,216
Total current assets	746,506	481,339
Property, plant, and equipment, less accumulated depreciation of $411,418 and $382,157	906,722	517,673
Goodwill	770,012	—
Intangible assets, less accumulated amortization of $144,946 and $100,093	439,198	41,602
Investment in unconsolidated joint venture	11,195	11,628
Debt issuance costs	3,511	1,337
Deferred income taxes	6,907	3,867
Other long-term assets	22,594	21,789
Total assets	$2,906,645	$1,079,235
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$41,825	$141
Accounts payable-trade	150,081	59,337
Other payables and accruals	130,398	91,011
Due to related party	14,669	14,101
Total current liabilities	336,973	164,590
Long-term debt, net of current portion	1,697,700	415,591
Deferred income taxes	211,396	9,070
Other long-term liabilities	170,339	96,992
Total liabilities	2,416,408	686,243
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 30,960 shares issued and outstanding at December 31, 2016; 30,569 shares issued and outstanding at December 31, 2015	310	306
Additional paid in capital	361,682	349,871
Retained earnings	254,439	147,131
Accumulated other comprehensive loss	(158,530)	(138,568)
Total Kraton stockholders’ equity	457,901	358,740
Noncontrolling interest	32,336	34,252
Total equity	490,237	392,992
Total liabilities and equity	$2,906,645	$1,079,235

KRATON CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$104,640	$(12,529)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	125,658	62,093
Amortization of debt premium and original issue discount	7,987	(174)
Amortization of debt issuance costs	8,741	2,233
Loss on disposal of property, plant, and equipment	665	237
Disposition and exit of business activities	(28,416)	—
Loss on extinguishment of debt	13,423	—
Earnings (loss) from unconsolidated joint venture, net of dividends received	15	(43)
Deferred income tax benefit	(12,609)	(3,114)
Release of valuation allowance	(86,273)	—
Share-based compensation	8,334	9,015
Decrease (increase) in:
Accounts receivable	(17,526)	(5,149)
Inventories of products, materials, and supplies	26,252	47,530
Other assets	(8,181)	(5,466)
Increase (decrease) in:
Accounts payable-trade	13,177	(7,910)
Other payables and accruals	(23,455)	21,232
Other long-term liabilities	5,881	(163)
Due to related party	155	(3,945)
Net cash provided by operating activities	138,468	103,847
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(99,205)	(57,065)
KFPC purchase of property, plant, and equipment	(20,386)	(69,105)
Purchase of software and other intangibles	(5,862)	(2,572)
Acquisition, net of cash acquired	(1,312,105)	—
Sale of assets	72,803	—
Net cash used in investing activities	(1,364,755)	(128,742)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	1,787,965	30,000
Repayments of debt	(485,133)	(30,000)
KFPC proceeds from debt	36,896	80,094
Capital lease payments	(272)	(133)
Purchase of treasury stock	(975)	(31,899)
Proceeds from the exercise of stock options	4,456	1,026
Settlement of interest rate swap	(5,155)	—
Debt issuance costs	(57,646)	(1,957)
Net cash provided by (used in) financing activities	1,280,136	47,131
Effect of exchange rate differences on cash	(2,149)	(6,005)
Net increase in cash and cash equivalents	51,700	16,231
Cash and cash equivalents, beginning of period	70,049	53,818
Cash and cash equivalents, end of period	$121,749	$70,049
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$10,723	$6,340
Cash paid during the period for interest, net of capitalized interest	$115,706	$21,157
Capitalized interest	$5,825	$4,185
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$31,677	$16,883
Asset acquired through capital lease	$1,679	$681

KRATON CORPORATION RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net loss attributable to Kraton			$(3,740)			$(3,961)
Net loss attributable to noncontrolling interest			(876)			(853)
Consolidated net loss			(4,616)			(4,814)
Add (deduct):
Income tax expense			(8,930)			2,808
Interest expense, net			37,502			6,249
Earnings of unconsolidated joint venture			(120)			(133)
Disposition and exit of business activities			11,585			—
Operating income	17,955	17,466	35,421	4,109	—	4,109
Add:
Depreciation and amortization expenses	14,731	17,014	31,745	15,241	—	15,241
Disposition and exit of business activities	(7,225)	(4,360)	(11,585)	—	—	—
Earnings of unconsolidated joint venture	120	—	120	133	—	133
EBITDA	25,581	30,120	55,701	19,483	—	19,483
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	5,780	756	6,536	15,278	—	15,278
Disposition and exit of business activities	7,225	4,360	11,585	—	—	—
Retirement plan charges (b)	—	—	—	792	—	792
Production downtime (c)	—	—	—	(250)	—	(250)
KFPC startup costs (d)	2,899	—	2,899	1,813	—	1,813
Non-cash compensation expense (e)	1,062	—	1,062	2,414	—	2,414
Spread between FIFO and ECRC	(483)	(79)	(562)	10,514	—	10,514
Adjusted EBITDA (non-GAAP)	$42,064	$35,157	$77,221	$50,044	$—	$50,044
____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general, and administrative expenses.

(c)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(e)
Represents non-cash expense related to equity compensation plans. For the three months ended December 31, 2016 and 2015, respectively, $0.9 million and $2.1 million was recorded in selling, general and administrative expenses, $0.1 million and $0.2 million was recorded in research and development expenses and $0.1 million and $0.1 million was recorded in cost of goods sold, respectively.

KRATON CORPORATION RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Year Ended December 31, 2016			Year Ended December 31, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$107,308			$(10,535)
Net loss attributable to noncontrolling interest			(2,668)			(1,994)
Consolidated net income (loss)			104,640			(12,529)
Add (deduct):
Income tax expense (benefit)			(91,954)			6,943
Interest expense, net			138,952			24,223
Earnings of unconsolidated joint venture			(394)			(406)
Loss on extinguishment of debt			13,423			—
Disposition and exit of business activities			(28,416)			—
Operating income	77,891	58,360	136,251	18,231	—	18,231
Add:
Depreciation and amortization expenses	59,930	65,728	125,658	62,093	—	62,093
Disposition and exit of business activities	32,776	(4,360)	28,416	—	—	—
Loss on extinguishment of debt	(13,423)	—	(13,423)	—	—	—
Earnings of unconsolidated joint venture	394	—	394	406	—	406
EBITDA	157,568	119,728	277,296	80,730	—	80,730
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	25,035	8,529	33,564	22,575	—	22,575
Disposition and exit of business activities	(32,776)	4,360	(28,416)	—	—	—
Loss on extinguishment of debt	13,423	—	13,423	—	—	—
Effect of purchase price accounting on inventory valuation (b)	—	24,719	24,719	—	—	—
Retirement plan charges (c)	—	—	—	792	—	792
Production downtime (d)	—	—	—	(593)	—	(593)
KFPC startup costs (e)	6,179	—	6,179	3,640	—	3,640
Non-cash compensation expense (f)	8,334	—	8,334	9,015	—	9,015
Spread between FIFO and ECRC	5,324	13,709	19,033	50,658	—	50,658
Adjusted EBITDA (non-GAAP)	$183,087	$171,045	$354,132	$166,817	$—	$166,817
____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general, and administrative expenses.

(d)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(e)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(f)
Represents non-cash expense related to equity compensation plans. In 2016, $7.1 million, $0.7 million and $0.5 million, and in 2015, $7.8 million, $0.7 million and $0.5 million, were recorded in selling, general, and administrative expenses, research and development expenses, and cost of goods sold, respectively.

We reconcile Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share (non-GAAP) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Diluted Earnings (Loss) Per Share	$(0.12)	$(0.13)	$3.43	$(0.34)
Transaction, acquisition related costs, restructuring, and other costs (a)	0.18	0.50	0.90	0.72
Disposition and exit of business activities (b)	0.23	—	(0.59)	—
Loss on extinguishment of debt	—	—	0.27	—
Retirement plan charges (c)	—	0.03	—	0.03
Production downtime (c)	—	(0.01)	—	(0.02)
Effect of purchase price accounting on inventory valuation (d)	—	—	0.63	—
KFPC startup costs (e)	0.04	0.02	0.08	0.05
Valuation Allowance (f)	—	—	(2.75)	—
Spread between FIFO and ECRC	(0.04)	0.33	0.39	1.58
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.29	$0.74	$2.36	$2.02
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(b)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general, and administrative expenses.

(c)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(d)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(e)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(f)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.